Exhibit 99.1
The Wilber Corporation Announces
Third Quarter 2006 Earnings and Quarterly Dividend
FOR IMMEDIATE RELEASE

DATE:	October 27, 2006
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York - The Wilber Corporation, parent company of Wilber National Bank, today reported net income of $1.644 million and earnings per share of $0.15 for the three-month period ended September 30, 2006. By comparison the Company's net income and earnings per share for the three-month period ended September 30, 2005, were $1.982 million and $0.18, respectively. This represents a $338 thousand or 17.1% decrease in net income and a $0.03 decrease in earnings per share. The Company's return on average assets and return on average equity for the third quarter of 2006 were 0.87% and 10.78%, respectively, as compared to 1.04% and 11.54% for the same period in 2005.

Operating results were also down for the nine-month period ended September 30, 2006. The Company earned $4.951 million or $0.45 per share during the first nine months of 2006, as compared to $6.151 million or $0.55 per share for the nine-month period ended September 30, 2005. This represents a $1.200 million or 19.5% decrease in net income and a $0.10 decrease in earnings per share.

In the three-month period ended September 30, 2006, net interest income decreased to $6.243 million. This compares to $6.415 million in the three-month period ended September 30, 2005, and $6.258 million in the three-month period ended June 30, 2006. Nine-month results are similar. Net interest income for the nine months ended September 30, 2006 was $18.751 million. This compares to $19.107 million for the nine months ended September 30, 2005, a $356 thousand or 1.9% decrease. Douglas C. Gulotty, the Company’s President and Chief Executive Officer, noted, “The Treasury yield curve has been flat or inverted throughout 2006. This interest rate environment has made it difficult for us to maintain net interest income, particularly without growth in earning assets. Although we believe that we have done an excellent job managing our net interest margin in this environment, winning deposit and loan business from our competition in markets that are not growing is a slow process. We will continue to emphasize asset growth in both our core and new markets over the next several quarters to improve earnings and fully-leverage our operating infrastructure and capital base.”

The Company recorded $420 thousand in its provision for loan losses in the third quarter of 2006. This compares to $300 thousand in the third quarter of 2005, a $120 thousand increase. Mr. Gulotty remarked, “Most of the Company’s asset quality measures were in alignment with management’s goals. Third quarter net charge-offs totaled $137 thousand or 0.13% of loans outstanding (on an annualized basis). Although net charge-offs recorded in the third quarter of 2006, approximately doubled the level of net charge-offs recorded in the third quarter of 2005, they were in line with our expectations.” Non-performing loans at September 30, 2006 were at $2.118 million or 0.52% of loans outstanding. This compares to $4.918 million or 1.22% at December 31, 2005. And finally, loans 30 to 89 days delinquent remained at manageable levels. In particular, loans 30 to 89 days delinquent were $1.922 million or 0.48% at September 30, 2006. Mr. Gulotty added, “We recorded $420 thousand in the provision for loan losses in the third quarter due principally to an elevated level of potential problem loans and an increase in net charge-offs.” At December 31, 2005, the Company reported potential problem loans of $7.897 million. This compares to $14.358 million at September 30, 2006. Potential problem loans are loans that are performing, but where information about potential credit problems exists. Mr. Gulotty said, “We experienced a modest decrease in potential problem loans during the third quarter of 2006, (as compared to the first and second quarters of 2006). If our efforts are successful to reduce the level of potential problem loans and our other asset quality measures remain near or below third quarter levels, we may be able to reduce the provision for loan losses in future quarters.”

Mr. Gulotty announced, “During the third quarter 2006 we converted our loan production office in Kingston, New York to a full-service branch. The conversion of this facility is consistent with our strategic plan to establish customers in select markets through loan production and then to convert to full-service banking once we have established a customer base. This branch is designed to cater to our small business customers in the Kingston market, which we believe will help us acquire valuable commercial demand deposit accounts.”

Mr. Gulotty noted, “In June 2006, our region was devastated by a flood due to torrential rains. We recorded approximately $600 thousand in non-interest expense during second and third quarters of 2006 for flood-related asset impairments and disposals, clean-up costs and business resumption. This event is now behind us. Accordingly, we are now refocusing our attention on the execution of our strategic plan to grow the value of the Company through market expansion, strategic acquisition, and the efficient delivery of financial products and services to our customers. We believe this plan, in time, will bring favorable results to our shareholders.”

In related business, The Board of Directors, at its meeting held October 27, 2006, declared a quarterly dividend of $0.095 per share payable November 24, 2006 to shareholders of record November 10, 2006.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and a loan production office located in Syracuse, New York.

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NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the nine
	months ended September 30,		months ended September 30,
Condensed Income Statement	2006	2005(3)	2006	2005(3)
Net interest income	$6,243	$6,415	$18,751	$19,107
Provision for loan losses	420	300	1,260	780
Net interest income after provision for loan losses	5,823	6,115	17,491	18,327
Noninterest income	1,375	1,403	4,376	4,337
Noninterest expense	5,069	4,836	15,414	14,303
Income before taxes	2,129	2,682	6,453	8,361
Income taxes	485	700	1,502	2,210
Net income	$1,644	$1,982	$4,951	$6,151

Share and Per Share Data
Average common shares outstanding (in thousands)	10,579	11,163	10,895	11,173
Period-end common shares outstanding (in thousands)	10,569	11,163	10,569	11,163

Net income per share	$0.15	$0.18	$0.45	$0.55

Cash dividends declared	$0.095	$0.095	$0.285	$0.285

Book value per common share	$5.96	$6.11	$5.96	$6.11

Period-end Balances
Total Assets	$758,762	$756,873	$758,762	$756,873
Earning Assets	713,041	709,511	713,041	709,511
Loans, gross	404,465	398,387	404,465	398,387
Allowance for loan losses	6,524	6,597	6,524	6,597
Deposits	617,354	595,087	617,354	595,087
Shareholders’ equity	63,025	68,259	63,025	68,259

Average Balances
Total Assets	$746,037	$756,835	$747,879	$757,114
Earning Assets	704,850	714,297	706,220	715,341
Loans, gross	405,904	398,129	402,307	398,351
Allowance for loan losses	6,368	6,453	6,301	6,376
Deposits	616,993	602,746	611,529	599,009
Shareholders’ equity	60,511	68,148	64,220	68,119

Key Ratios
Earnings:
Return on average assets	0.87%	1.04%	0.89%	1.09%
Return on average equity	10.78%	11.54%	10.31%	12.07%
Net interest margin (tax-equivalent)	3.83%	3.85%	3.82%	3.84%
Efficiency ratio (1)	62.34%	58.09%	63.05%	57.75%

Asset Quality
Net loan charge-offs to average loans, annualized	0.13%	0.07%	0.46%	0.15%
Allowance for loan losses to period-end loans	1.61%	1.66%	1.61%	1.66%
Allowance for loan losses to non-performing loans (2)	308%	146%	308%	146%
Non-performing loans to period-end loans	0.52%	1.14%	0.52%	1.14%
Non-performing assets to period-end loans and other real estate	0.53%	1.16%	0.53%	1.16%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2006	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	3rd Quarter	$10.50	$9.85	$0.095
	2nd Quarter	$11.35	$10.20	$0.095
	1st Quarter	$10.85	$9.90	$0.095

2005	High Trade	Low Trade	Dividend
4th Quarter	$12.00	$10.84	$0.095
3rd Quarter	$12.27	$11.80	$0.095
2nd Quarter	$12.45	$12.00	$0.095
1st Quarter	$12.90	$11.94	$0.095
(1) Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(2) Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3) Certain figures have been reclassified to conform with current period presentation.